EXHIBIT 21.1

PRB ENERGY INC.
Subsidiaries of Registrant

PRB Oil and Gas, Inc. — Incorporated in the State of Colorado on July 21, 2005

PRB Gathering, Inc. — Incorporated in the State of Colorado on August 24, 2006